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                April 24, 2023

       Mike Pykosz
       Chief Executive Officer
       Oak Street Health, Inc.
       30 W. Monroe Street, Suite 1200
       Chicago, Illinois 60603

                                                        Re: Oak Street Health,
Inc.
                                                            Preliminary Proxy
on Schedule 14A
                                                            Filed March 9, 2023
                                                            File No. 001-39427

       Dear Mike Pykosz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services
       cc:                                              Daniel Wolf, Esq.